AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

POKER MAGIC, INC.

The Undersigned, President and Chief Executive Officer of Poker Magic, Inc., a Minnesota corporation, does hereby certify that the following Amended and Restated Articles of Incorporation were duly adopted pursuant to the Minnesota Business Corporation Act by the shareholders of Poker Magic, Inc., effective as of July 30, 2007, and that these Amended and Restated Articles of Incorporation supersede in their entirety this corporation’s Articles of Incorporation dated and filed with the Minnesota Secretary of State on January 10, 2006 (as amended on May 12, 2006):

Article 1
Name

The name of this corporation (the “Corporation”) is: Poker Magic, Inc.

Article 2
Registered Office

The Corporation’s registered office is located at the following address:

130 West Lake Street, Suite 300
Wayzata, Minnesota 55391
Attention: Douglas M. Polinsky

Article 3
Capital

A.
The Corporation is authorized to issue 250,000,000 shares of capital stock, each having $0.001 par value per share. Each share of the Corporation’s common stock shall be entitled to one vote on all matters requiring a vote of the Corporation’s shareholders. Unless otherwise specifically so designated upon issuance, all shares of capital issued by the Corporation shall be common stock.

B.
In addition to any and all powers conferred upon the Corporation’s board of directors by the laws of the State of Minnesota, the board of directors shall have the authority to establish by resolution more than one class or series of common stock, common or preferred, and to fix the relative rights, restrictions and preferences of any such different classes or series, and to issue shares of a class or series to another class or series to effectuate share dividends, splits or conversions of the Corporation’s outstanding shares.

C.
The board of directors shall also have the authority to issue rights to convert any of the Corporation’s securities into shares of stock of any permitted class or classes, the authority to issue options to purchase or subscribe for shares of stock of any permitted class or classes, and the authority to issue share-purchase or subscription warrants or any other evidence of such option rights which set forth the terms, provisions and conditions thereof, including the price or prices at which such shares may be subscribed for or purchased. Such options, warrants and rights may be transferable or nontransferable and separable or inseparable from the Corporation’s other securities. The board of directors is authorized to fix the terms, provisions and conditions of such options, warrants and rights, including the conversion basis or bases and the option price or prices at which shares may be subscribed for or purchased.

Article 4
Shareholder Rights

A.	No shareholder of the Corporation shall have any preemptive rights.

B.	No shareholder of the Corporation shall have any cumulative-voting rights.

C.
Unless this Corporation shall be a publicly held corporation, as defined in the Minnesota Business Corporation Act, any action required or permitted to be taken at a meeting of the shareholders may be taken by written action of the shareholders signed by shareholders holding the voting power that would be required to take the same action at a meeting at which all shareholders were present.

Article 5
Incorporator

The name and address of the incorporator, who was at the time of incorporation a natural person of full age, is:

Douglas M. Jakway
McGrann Shea Anderson Carnival Staughn & Lamb, Chartered
800 Nicollet Mall, Suite 2600
Minneapolis, Minnesota 55402-7035

Article 6
Written Action by Less Than All Directors

Any action required or permitted to be taken at a meeting of the board of directors, other than an action requiring shareholder approval, may be taken by written action of the board of directors signed by the number of directors that would be required to take the same action at a meeting at which all directors were present.

Article 7
Limited Liability of Directors

To the fullest extent permitted by law, a director shall have no personal liability to the Corporation or its shareholders for breach of fiduciary duty as a director. Amendments or repeals of this Article 7 shall not adversely affect any right or protection of a director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

In Witness Whereof, the undersigned has set his hand to these Amended and Restated Articles of Incorporation on this 14th day of August, 2007.

/s/ Douglas M. Polinsky
Douglas M. Polinsky
President and Chief Executive Officer